Exhibit 8

AKIN GUMP

STRAUSS HAUER & FELD LLP

Attorneys at Law

May 28, 2004

Prentiss Properties Trust

3890 W. Northwest Highway

Suite 400

Dallas, Texas 75220

Dear Sir or Madam:

We have acted as counsel to Prentiss Properties Trust, a Maryland trust (“PPT”), in connection with the preparation of the Form S-3 Registration Statement filed with the Securities and Exchange Commission on May 28, 2004 (the “Registration Statement”). All capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

You have requested our opinion regarding whether PPT was organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), beginning with its taxable year ended December 31, 1996 and through the date hereof and its current and proposed method of operation will enable PPT to continue to qualify as a REIT, and regarding the accuracy of information set forth in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations”.

In rendering our opinion, we have examined such documents and made such legal and factual inquiries as we have deemed necessary. We have assumed the current and continued correctness of the representations made to us by PPT, a copy of which are attached hereto as an exhibit, (the “Representations”) and we have not independently verified the correctness of each such Representation. Where any such factual Representation is qualified to the best knowledge of a person or anticipates a future event, we have assumed that the representation is correct, or that the event will occur, without regard to such qualification. We have also assumed that all Representations by PPT as to value are correct and we have made no independent verification as to such values. We are not, however, aware of any facts contrary to the facts set forth in the Representations.

1700 Pacific Avenue, Suite 4100 / Dallas, Texas 75201-4675 / 214.969.2800 / fax: 214.969.4343 / akingump.com

AKIN GUMP

STRAUSS HAUER & FELD LLP

Attorneys at Law

Prentiss Properties Trust

May 28, 2004

In arriving at the opinions expressed below, we have assumed, without making any independent investigation, that all documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered.

Our opinion is based on the provisions of the Code, of Treasury Regulations promulgated under the Code, judicial authority, and currently published revenue rulings and procedures, all as of the date of this letter, and all of which may change at any time. Any change in the relevant facts (including any assumptions upon which this opinion is, in part, based) or law could change our conclusions and would render our opinion inapplicable. We do not express any opinion, either implicitly or otherwise, concerning any law, other than the federal income tax law of the United States, or any other issue or subject not specifically addressed herein.

This opinion represents our best legal judgment and has no binding effect on the Internal Revenue Service (the “Service”). Accordingly, no assurance can be given that the Service or a court would concur with the conclusions reached herein.

Based on the foregoing assumptions and representations, and assuming that the future methods and results of the operations are as proposed or anticipated, we are of the opinion that:

1.	PPT was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 1996 and through the date hereof and that its current, proposed, and anticipated method of operation will enable PPT to continue to qualify as a REIT.

2.	The discussion in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations”, to the extent that it describes provisions of federal income tax law, is correct in all material respects and fairly summarizes the federal income tax considerations that are likely to be material to a holder of Shares.

We express no opinion as to any other matter. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention. This opinion is intended for your benefit in connection with the filing of the Registration Statement and no other person, other than purchasers of PPT’s common shares of beneficial interest sold pursuant to the Registration Statement or persons

AKIN GUMP

STRAUSS HAUER & FELD LLP

Attorneys at Law

Prentiss Properties Trust

May 28, 2004

purchasing such shares in the secondary market, shall be entitled to rely on this opinion. Such opinion may be furnished to the Service in connection with an examination and we consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.